United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2004

RADIOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23311	75-2648089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3600 JP Morgan Chase Tower

2200 Ross Avenue

Dallas, Texas 75201-2776

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 303-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Radiologix, Inc.

Current Report on Form 8-K

ITEM 2.06. Material Impairments.

(a) On October 22, 2004, Radiologix concluded that it will terminate a medical services agreement with a radiology practice in its Mid Atlantic market, close three diagnostic imaging centers there, transfer professional reading responsibilities for certain other imaging centers in the market to another radiology practice, and take certain charges in the third quarter of 2004 related to these plans.

During the third quarter of 2004, Radiologix determined that the ability of one of its contracted radiology practices in its Mid Atlantic market to perform in accordance with its medical services agreement – an intangible asset – had diminished significantly. With several Radiologix-owned imaging centers in the market operating at financial losses, deteriorating financial conditions at hospitals contracting with the radiology practice for professional reading arrangements, and the resignation of two physician leaders from the radiology practice, Radiologix ultimately concluded that the value of its intangible asset had become significantly impaired.

As a result, Radiologix and the radiology practice have agreed to terminate their medical services agreement and are working toward an effective date for termination that will accommodate both Radiologix’s interests as well as those of the radiology practice.

In addition, Radiologix has decided to close three unprofitable imaging centers and transfer the professional reading responsibilities for certain other Radiologix-owned imaging centers in the market to another radiology practice that operates under a medical services agreement with Radiologix. Radiologix is also in the process of determining the best disposition of professional reading arrangements with certain hospitals.

(b) Based on the Company’s assessment and actions taken, for the quarter ended September 30, 2004, Radiologix recorded impairment charges of $6.5 million to write off intangible assets related to this medical services agreement and $800,000 to write off long-lived assets related to closing the three imaging centers.

(c) At this time Radiologix is unable in good faith to estimate the amount of future cash expenditures, if any, that may result from the impairment charges.

Radiologix issued a press release on October 27, 2004, announcing its determination to restructure certain of its Mid Atlantic operations as described above.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 27, 2004

RADIOLOGIX, INC.

By:	/s/ Richard J. Sabolik
Richard J. Sabolik, Senior Vice President and Chief Financial Officer